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                                                                  EXHIBIT 99.1

(BW)(NY-UNIVEC)(UNVC) Univec Makes Announcement




Business & Medical/Health Editors

     FARMINGDALE, N.Y. -- (BUSINESS WIRE) -- July 2, 1999 -- UNIVEC, Inc. (OTC:
"UNVC") announced that it was delisted from the Nasdaq SmallCap Market effective with the close of business June 30, 1999.

     Although the Company believed it established its compliance with the continued listing requirements, a Nasdaq hearing panel was of the opinion that the Company failed to present a definitive plan which would enable it to sustain compliance over the long term. The Company intends to appeal the panel's decision to the Nasdaq Review Council. Trading in the Company's securities will now be conducted in the over-the-counter market in the so-called "pink sheets" or, on application by broker-dealers, in the NASD's Electronic Bulletin Board.

     Joel Schoenfeld, UNIVEC's Chief Executive Officer, said, "This is obviously disappointing to us, coming at a time when we appear to be at a turning point with significant increases in orders and the Company having recently arranged for additional working capital."

     UNIVEC develops, manufactures, licenses and markets safety auto-destruct hypodermic syringes, designed to protect healthcare workers against needle stick injuries and patients against cross-infection resulting from reused needles and syringes.

     This press release contains Forward-Looking Statements. Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

     CONTACT: UNIVEC, Inc., Farmingdale
              Corporate Media & Investor Relations Officer
              David Gordon, 516/777-2000